EXHIBIT 21.1
List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation or Organization
SCP Distributors LLC	Delaware
Superior Commerce LLC	Delaware
Splash Holdings, Inc.	Delaware
Alliance Trading, Inc.	Delaware
Superior Pool Products LLC	Delaware
SCP International, Inc.	Delaware
Pool Development LLC	Delaware
Horizon Distributors, Inc.	Delaware
Poolfx Supply LLC	Delaware
Pinch A Penny, Inc.	Florida
Porpoise Pool & Patio, Inc.	Florida
The Cepcot Corporation	Florida
Sun Wholesale Supply, Inc.	Florida
Froy, Inc.	Florida
Cypress, Inc.	Nevada
SCP (UK) Holdings Limited	United Kingdom
SCP (UK) Limited	United Kingdom
Garden Leisure Products Limited	United Kingdom
The Swimming Pool Warehouse Limited	United Kingdom
Cascade Swimming Pools Limited	United Kingdom
Norcal Pool Supplies Limited	United Kingdom
SCP Pool Portugal LDA	Portugal
SCP Pool Distributors Spain S.L.U.	Spain
SCP Europe SAS	France
SCP France SAS	France
SCP Italy S.r.l.	Italy
SCP Adriatica, d.o.o.	Croatia
SCP Benelux NV	Belgium
SCP Germany GmbH	Germany
SCP Distributors Canada Inc.	Ontario
SCP Mexico S.A. de C.V.	Mexico
Pool Systems Pty. Ltd.	Australia